Exhibit 99.1
KIMBALL INTERNATIONAL, INC. REPORTS THIRD QUARTER FISCAL YEAR 2011 RESULTS
JASPER, IN (May 5, 2011) - Kimball International, Inc. (NASDAQ: KBALB) today reported net sales of $314.5 million and net income of $3.3 million, or $0.09 per Class B diluted share, for the third quarter of fiscal year 2011 which ended March 31, 2011.
Consolidated Overview

Financial Highlights (Amounts in Thousands, Except Per Share Data)	Three Months Ended
	March 31, 2011	March 31, 2010	Percent Change
Net Sales	$314,466	$282,347	11%
Gross Profit	$50,691	$40,377	26%
Gross Profit %	16.1%	14.3%
Selling and Administrative Expense	$46,869	$45,008	4%
Selling and Administrative Expense %	14.9%	16.0%
Restructuring Expense	$68	$933	(93%)
Other General (Income)	$—	$(6,724)	(100%)
Operating Income	$3,754	$1,160	224%
Operating Income %	1.2%	0.4%
Adjusted Operating Income (Loss) *	$3,822	$(4,631)	183%
Adjusted Operating Income (Loss) %	1.2%	(1.6%)
Net Income	$3,306	$6,330	(48%)
Adjusted Net Income (Loss) *	$3,346	$(803)	517%
Earnings Per Class B Diluted Share	$0.09	$0.17	(47%)
Adjusted Earnings (Loss) Per Class B Diluted Share *	$0.09	$(0.02)	550%

* Items indicated represent Non-GAAP measurements. See "Reconciliation of Non-GAAP Financial Measures" below.

•
Consolidated net sales in the third quarter of fiscal year 2011 increased 11% on net sales increases of 25% in the Furniture segment and 5% in the Electronic Manufacturing Services (EMS) segment. Sequentially, consolidated net sales in the third quarter of fiscal year 2011 increased 1% over the most recent second quarter as a 10% increase in net sales in the EMS segment was mostly offset by a seasonal 11% decline in net sales in the Furniture segment.

•	Third quarter gross profit as a percent of net sales improved 1.8 percentage points from the prior year third quarter on improved margins in both segments.

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Consolidated third quarter selling and administrative expenses increased 4% compared to the prior year primarily due to higher commissions associated with increased sales levels, increased spending on sales and marketing initiatives to drive growth, and higher labor costs. As a percent of net sales, fiscal year 2011 third quarter consolidated selling and administrative expenses declined 1.1 percentage points compared to the prior year on the leverage from the higher sales volumes.

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Other General Income of $6.7 million in the prior year third quarter resulted from the sale of the Company's land and facility in Poznan, Poland that housed its Poland operation before moving to another facility in Poland. The Company did not have any Other General Income in the current year third quarter.

•	Other Income/Expense for the third quarter of fiscal year 2011 was income of $0.9 million compared to income of $0.5 million in the prior year third quarter.

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The Company's effective tax rate for the third quarter of fiscal year 2011 was 29%. In the prior year third quarter, the Company's effective tax rate was (282%) resulting from a tax benefit related to the sale of the land and facility in Poland and a favorable impact of the Company's earnings mix between U.S. and foreign jurisdictions.

•	Operating cash flow for the third quarter of fiscal year 2011 was a cash inflow of $13.4 million compared to an operating cash outflow of $6.7 million in the third quarter of the prior year.

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The Company's cash and equivalents less short-term borrowings declined to $35.4 million at March 31, 2011 compared to $65.3 million at June 30, 2010 primarily due to the increased working capital requirements to support the higher sales volumes. Long-term debt including current maturities is $0.3 million.

James C. Thyen, Chief Executive Officer and President, stated, “The Furniture market has experienced steady growth over the last several quarters with certain segments of the market providing better opportunities for growth. We took advantage of the market growth, increasing our third quarter sales in this segment by 25% over the prior year. Our EMS segment enjoyed record sales in the third quarter, as our long-term customer relationships and our ability to execute to the highest quality and reliability expectations in the industry continues to drive our success. The record sales translated to significant improvement in our EMS segment third quarter operating profit over the first half of this fiscal year. Winning new projects in all markets remains intensely competitive, and as expected continues to put pressure on our margins."
Mr. Thyen concluded, "Looking forward, we are closely monitoring our EMS customers and suppliers affected by the tragic earthquake and tsunami in Japan. While we have experienced minimal disruption in our supply chain to this point, we have been informed by some suppliers of possible component shortages in the near future. On the customer side, we are seeing some reduction in our order requirements over the next quarter. The short-term outlook is very fluid. Once suppliers regain full capacity and capability, we anticipate there will be increased demand to recover the lost production."

Electronic Manufacturing Services Segment

Financial Highlights (Amounts in Thousands)	Three Months Ended
	March 31, 2011	March 31, 2010	Percent Change
Net Sales	$198,985	$190,137	5%
Operating Income	$4,505	$10,151	(56%)
Operating Income %	2.3%	5.3%
Adjusted Operating Income *	$4,539	$4,328	5%
Adjusted Operating Income %	2.3%	2.3%
Net Income	$3,151	$10,766	(71%)
Adjusted Net Income *	$3,170	$3,613	(12%)

* Items indicated represent Non-GAAP measurements. See "Reconciliation of Non-GAAP Financial Measures" below.

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Fiscal year 2011 third quarter net sales in the EMS segment increased 5% over the third quarter of the prior year with increased net sales to customers in the medical and industrial control industries partially offset by declines in net sales to customers in the automotive and public safety industries. Compared to the fiscal year 2011 second quarter, current year third quarter net sales increased 10% on growth in the medical, automotive and industrial control markets.

•	Gross profit as a percent of net sales in the EMS segment for the third quarter of fiscal year 2011 increased 0.3 percentage points when compared to the third quarter of the prior year.

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Selling and administrative costs in this segment increased 8% in the fiscal year 2011 third quarter when compared to the prior year partly related to increased labor costs. As a percent of net sales, selling and administrative costs increased slightly in the current year third quarter when compared to the prior year.

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The previously mentioned fiscal year 2010 third quarter $6.7 million pre-tax gain and associated tax benefit resulting from the sale of the Company's Poland land and facility was recorded in the EMS segment.

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Operating income excluding the Poland land/facility gain and restructuring charges in the EMS segment increased from $4.3 million in the third quarter of fiscal year 2010 to $4.5 million in the third quarter of fiscal year 2011 on the higher sales volume and improved gross margins.

Furniture Segment

Financial Highlights (Amounts in Thousands)	Three Months Ended
	March 31, 2011	March 31, 2010	Percent Change
Net Sales	$115,481	$92,181	25%
Operating Income (Loss)	$208	$(7,197)	103%
Operating Income (Loss) %	0.2%	(7.8%)
Net Loss	$(12)	$(4,543)	100%

•
Fiscal year 2011 third quarter net sales of furniture products increased 25% compared to the prior year on increased net sales of both office and hospitality furniture. Sequentially, third quarter fiscal year 2011 net sales in this segment decreased 11% over the second quarter of fiscal year 2011 on the normal seasonal slowdown.

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Gross profit as a percent of net sales improved 2.7 percentage points in the Furniture segment in the third quarter of fiscal year 2011 when compared to the prior year primarily due to fixed cost leverage gained on increased sales volumes, price increases on select product, and labor efficiencies. Partially offsetting these gains were increased price discounting on select product due to competitive pricing pressures.

•
Selling and administrative costs in this segment for the third quarter of fiscal year 2011 increased 5% when compared to the prior year on higher commissions associated with the increased sales levels and higher costs associated with sales and marketing initiatives to drive growth. As a percent of net sales, fiscal year 2011 third quarter selling and administrative expenses declined 5.3 percentage points compared to the prior year on the leverage from the increase in net sales.

•	The Furniture segment recorded operating income of $0.2 million during the third quarter of fiscal year 2011, a significant improvement from the $(7.2) million loss in the prior year third quarter.

Non-GAAP Financial Measures
This press release contains non-GAAP financial measures. A non-GAAP financial measure is a numerical measure of a company's financial performance that excludes or includes amounts so as to be different than the most directly comparable measure calculated and presented in accordance with Generally Accepted Accounting Principles (GAAP) in the United States in the statement of income, balance sheet or statement of cash flows of the Company. The non-GAAP financial measures on a consolidated basis used within this release include 1) operating income(loss) excluding Poland land/facility gain and restructuring charges, 2) net income (loss) excluding Poland land/facility gain and restructuring charges, and 3) earnings (loss) per Class B diluted share excluding Poland land/facility gain and restructuring charges. The non-GAAP financial measures on a segment basis used within this release include 1) operating income excluding Poland land/facility gain and restructuring charges and 2) net income excluding Poland land/facility gain and restructuring charges. Reconciliations of the reported GAAP numbers to these non-GAAP financial measures are included in the Financial Highlights table below. Management believes it is useful for investors to understand how its core operations performed without the effects of the gain on the Poland land/facility sale and costs incurred in executing its restructuring plans. Excluding the gain and restructuring charges allows investors to meaningfully trend, analyze, and benchmark the performance of the Company's core operations. Many of the Company's internal performance measures that management uses to make certain operating decisions exclude these charges and non-operating income to enable meaningful trending of core operating metrics.

Forward-Looking Statements
Certain statements contained within this release are considered forward-looking under the Private Securities Litigation Reform Act of 1995 and are subject to risks and uncertainties including, but not limited to, disruption in the supply chain due to the earthquake and tsunami in Japan, the global economic conditions, significant volume reductions from key contract customers, significant reduction in customer order patterns, loss of key customers or suppliers within specific industries, financial stability of key customers and suppliers, availability or cost of raw materials, increased competitive pricing pressures reflecting excess industry capacities, and successful execution of restructuring plans. Additional cautionary statements regarding other risk factors that could have an effect on the future performance of the Company are contained in the Company's Form 10-K filing for the fiscal year ended June 30, 2010 and other filings with the Securities and Exchange Commission.

Conference Call / Webcast
Kimball International will conduct its third quarter financial results conference call beginning at 11:00 AM Eastern Time today, May 5, 2011. To listen to the live conference call, dial 866-711-8198, or for international calls, dial 617-597-5327. The pass code to access the call is "Kimball". A webcast of the live conference call may be accessed by visiting Kimball's Investor Relations website at www.ir.kimball.com.
For those unable to participate in the live webcast, the call will be archived at www.ir.kimball.com within two hours of the conclusion of the live call and will remain there for approximately 90 days. A telephone replay of the conference call will be available within two hours after the conclusion of the live event through May 19, 2011, at 888-286-8010 or internationally at 617-801-6888. The pass code to access the replay is 76797836.
About Kimball International, Inc.
Recognized with a reputation for excellence, Kimball International is committed to a high performance culture that values personal and organizational commitment to quality, reliability, value, speed and ethical behavior. Kimball employees know they are part of a corporate culture that builds success for Customers while enabling employees to share in the Company's success through personal, professional and financial growth.
Kimball International, Inc. provides a variety of products from its two business segments: the Electronic Manufacturing Services segment and the Furniture segment. The Electronic Manufacturing Services segment provides engineering and manufacturing services which utilize common production and support capabilities to a variety of industries globally. The Furniture segment provides furniture for the office and hospitality industries sold under the Company's family of brand names.
For more information about Kimball International, Inc., visit the Company's website on the Internet at www.kimball.com.
"We Build Success"

Financial Highlights for the third quarter ended March 31, 2011, follow:

Condensed Consolidated Statements of Income
(Unaudited)	Three Months Ended
(Amounts in Thousands, except per share data)	March 31, 2011		March 31, 2010
Net Sales	$314,466	100.0%	$282,347	100.0%
Cost of Sales	263,775	83.9%	241,970	85.7%
Gross Profit	50,691	16.1%	40,377	14.3%
Selling and Administrative Expenses	46,869	14.9%	45,008	16.0%
Other General Income	—	—%	(6,724)	(2.4%)
Restructuring Expense	68	—%	933	0.3%
Operating Income	3,754	1.2%	1,160	0.4%
Other Income-net	901	0.3%	495	0.2%
Income Before Taxes on Income	4,655	1.5%	1,655	0.6%
Provision (Benefit) for Income Taxes	1,349	0.4%	(4,675)	(1.6%)
Net Income	$3,306	1.1%	$6,330	2.2%
Earnings Per Share of Common Stock:
Basic Earnings Per Share:
Class A	$0.08		$0.17
Class B	$0.09		$0.17
Diluted Earnings Per Share:
Class A	$0.08		$0.17
Class B	$0.09		$0.17

Average Number of Shares Outstanding
Class A and B Common Stock:
Basic	37,746		37,573
Diluted	37,845		37,633

(Unaudited)	Nine Months Ended
(Amounts in Thousands, except per share data)	March 31, 2011		March 31, 2010
Net Sales	$919,774	100.0%	$832,167	100.0%
Cost of Sales	772,360	84.0%	700,465	84.2%
Gross Profit	147,414	16.0%	131,702	15.8%
Selling and Administrative Expenses	143,206	15.5%	137,690	16.5%
Other General Income	—	—%	(9,980)	(1.2%)
Restructuring Expense	553	0.1%	1,710	0.2%
Operating Income	3,655	0.4%	2,282	0.3%
Other Income-net	1,888	0.2%	3,494	0.4%
Income Before Taxes on Income	5,543	0.6%	5,776	0.7%
Provision (Benefit) for Income Taxes	905	0.1%	(4,234)	(0.5%)
Net Income	$4,638	0.5%	$10,010	1.2%
Earnings Per Share of Common Stock:
Basic Earnings Per Share:
Class A	$0.11		$0.26
Class B	$0.13		$0.27
Diluted Earnings Per Share:
Class A	$0.11		$0.26
Class B	$0.13		$0.27

Average Number of Shares Outstanding
Class A and B Common Stock:
Basic	37,718		37,408
Diluted	37,856		37,499

Condensed Consolidated Statements of Cash Flows	Nine Months Ended
(Unaudited)	March 31
(Amounts in Thousands)	2011	2010
Net Cash Flow used for Operating Activities	$(7,564)	$(10,456)
Net Cash Flow used for Investing Activities	(22,128)	(4,884)
Net Cash Flow provided by (used for) Financing Activities	115	(18,633)
Effect of Exchange Rate Change on Cash and Cash Equivalents	5,487	(698)
Net Decrease in Cash and Cash Equivalents	(24,090)	(34,671)
Cash and Cash Equivalents at Beginning of Period	65,342	75,932
Cash and Cash Equivalents at End of Period	$41,252	$41,261

	(Unaudited)
Condensed Consolidated Balance Sheets	March 31, 2011	June 30, 2010
(Amounts in Thousands)
ASSETS
Cash, cash equivalents and short-term investments	$43,964	$67,838
Receivables, net	184,255	154,343
Inventories	146,997	146,406
Prepaid expenses and other current assets	47,075	43,776
Assets held for sale	1,160	1,160
Property and Equipment, net	196,812	186,999
Goodwill	2,616	2,443
Other Intangible Assets, net	7,448	8,113
Other Assets	23,171	25,673
Total Assets	$653,498	$636,751

LIABILITIES AND SHARE OWNERS' EQUITY
Current maturities of long-term debt	$62	$61
Accounts payable	171,073	178,693
Borrowings under credit facilities	5,900	—
Dividends payable	1,835	1,828
Accrued expenses	65,817	52,923
Long-term debt, less current maturities	286	299
Other	21,490	25,519
Share Owners' Equity	387,035	377,428
Total Liabilities and Share Owners' Equity	$653,498	$636,751

Supplementary Information
Components of Other Income, net	Three Months Ended		Nine Months Ended
(Unaudited)	March 31		March 31
(Amounts in Thousands)	2011	2010	2011	2010
Interest Income	$196	$279	$587	$944
Interest Expense	(40)	(27)	(110)	(133)
Foreign Currency/Derivative Gain (Loss)	100	(454)	(1,271)	329
Gain on Supplemental Employee Retirement Plan Investment	690	540	2,966	2,560
Other Non-Operating Income (Expense)	(45)	157	(284)	(206)
Other Income, net	$901	$495	$1,888	$3,494

Reconciliation of Non-GAAP Financial Measures
(Unaudited)
(Amounts in Thousands, except per share)

Operating Income (Loss) excluding Poland Land/Facility Gain and Restructuring Charges

Kimball International, Inc.	Three Months Ended
	March 31
	2011	2010
Operating Income, as reported	$3,754	$1,160
Pre-tax Restructuring Charges	68	933
Pre-tax Gain on Poland Land/Facility Sale	—	(6,724)
Adjusted Operating Income (Loss)	$3,822	$(4,631)

Electronic Manufacturing Services Segment

Operating Income, as reported	$4,505	$10,151
Pre-tax Restructuring Charges	34	901
Pre-tax Gain on Poland Land/Facility Sale	—	(6,724)
Adjusted Operating Income	$4,539	$4,328

Net Income (Loss) excluding Poland Land/Facility Gain and Restructuring Charges

Kimball International, Inc.	Three Months Ended
	March 31
	2011	2010
Net Income, as reported	$3,306	$6,330
After-tax Restructuring Charges	40	549
After-tax Gain on Poland Land/Facility Sale	—	(7,682)
Adjusted Net Income (Loss)	$3,346	$(803)

Electronic Manufacturing Services Segment

Net Income, as reported	$3,151	$10,766
After-tax Restructuring Charges	19	529
After-tax Gain on Poland Land/Facility Sale	—	(7,682)
Adjusted Net Income	$3,170	$3,613

Earnings (Loss) Per Class B Diluted Share excluding Poland Land/Facility Gain and Restructuring Charges	Three Months Ended
	March 31
	2011	2010
Earnings per Class B Diluted Share, as reported	$0.09	$0.17
Impact of Restructuring Charges per Class B Diluted Share	—	0.01
Impact of Poland Land/Facility Gain per Class B Diluted Share	—	(0.20)
Adjusted Earnings (Loss) Per Class B Diluted Share	$0.09	$(0.02)